EXHIBIT 99.1

Chevron Corporation
Policy, Government and Public affairs
P.O. Box 6078
San Ramon, CA 94583-0778
www.chevron.com
FOR IMMEDIATE RELEASE
MAY 8, 2006
Union Oil Company of California Announces Purchase Offer
for Any and All of Its Outstanding Debt Securities
     SAN RAMON, Calif., May 8, 2006 — Union Oil Company of California (“Union Oil”), an indirect wholly owned subsidiary of Chevron Corporation (NYSE: CVX), announced today that it is offering to purchase for cash any and all of its outstanding debt securities (the “Securities”). The Securities are guaranteed by Unocal Corporation, a wholly owned subsidiary of Chevron.
     The offer will commence on Monday, May 8, 2006, and will expire at 5:00 p.m. New York City time on Friday, May 19, 2006 (the “Expiration Date”), unless extended or earlier terminated, in either case, by Union Oil in its sole discretion. Holders of Securities wishing to sell must follow the instructions set forth in Union Oil’s Purchase Offer dated May 8, 2006 (the “Purchase Offer”). Acceptances of the offer are irrevocable and there are no withdrawal rights during the term of the offer.
     Union Oil reserves the right to: (a) extend the period of time during which the offer shall remain open at any time and from time to time, (b) at any time until the first time any holder accepts the offer, amend the terms of the offer in any respect, (c) at any time after the first time any holder accepts the offer, amend the terms of the offer in a manner deemed by Union Oil to be advantageous to the holders of Securities and (d) terminate the offer. Any amendment or modification to the offer will apply only to those Securities with respect to which the offer has not previously been accepted.
     The applicable purchase price for each $1,000 principal amount of each Security sold pursuant to the offer will be determined in the manner described in the Purchase Offer by reference to the fixed spread over the yield to maturity on the applicable reference security listed below at 2:00 p.m. New York City time on May 17, 2006.
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The purchase price, plus accrued and unpaid interest to (but excluding) the date of payment, will be paid to registered holders in immediately available funds on the second New York Stock Exchange trading day after the Expiration Date (the “Settlement Date”). If the Purchase Offer is not extended, the Settlement Date will be May 23, 2006.

		Principal
		Amount
		Outstanding
CUSIP	Security	($million)	Reference Security	Fixed Spread
90777HBG8	7.95% Series C Medium-Term Notes due 2007	$5.000	3.75% U.S. Treasury Note due 3/31/07	0.00%
90777HCL6	6.7% Series C Medium-Term Notes due 2007	$65.658	4.25% U.S. Treasury Note due 10/31/07	0.00%
90777HCB8	7.9% Series C Medium-Term Notes due 2008	$7.850	2.625% U.S. Treasury Note due 5/15/08	0.05%
907770BC4	6.5% Notes due 2008	$21.067	2.625% U.S. Treasury Note due 5/15/08	0.10%
90777HBN3	7.94% Series C Medium-Term Notes due 2009	$10.000	2.625% U.S. Treasury Note due 3/15/09	0.10%
907770BF7	7.35% Notes due 2009	$316.054	4.00% U.S. Treasury Note due 6/15/09	0.15%
90777HAE4	9.34% Series B Medium-Term Notes due 2011	$20.000	5.00% U.S. Treasury Note due 2/15/11	0.20%
90777HAG9	9.375% Series B Medium-Term Notes due 2011	$20.000	5.00% U.S. Treasury Note due 2/15/11	0.20%
90777HAD6	9.4% Series B Medium-Term Notes due 2011	$35.000	5.00% U.S. Treasury Note due 2/15/11	0.20%
90777HAH7	9.35% Series B Medium-Term Notes due 2011	$5.000	5.00% U.S. Treasury Note due 2/15/11	0.20%
907770BG5	5.05% Senior Notes due 2012	$400.000	4.00% U.S. Treasury Note due 11/15/12	0.25%
90777HBT0	8.15% Series C Medium-Term Notes due 2015	$10.000	4.125% U.S. Treasury Note due 5/15/15	0.35%
907770BD2	7% Debentures due 2028	$200.000	5.375% U.S. Treasury Note due 2/15/31	0.50%
907770BE0	7.5% Debentures due 2029	$350.000	5.375% U.S. Treasury Note due 2/15/31	0.50%
     The offer is made upon the terms and subject to the conditions set forth in the Purchase Offer. Copies of the Purchase Offer can be obtained from D.F. King & Co., Inc., the Information Agent, toll free at (800) 431-9642.
     Lehman Brothers Inc. is serving as the Dealer Manager for the offer. Questions concerning the terms of the offer may be directed to the Dealer Manager, toll free at (800) 438-3242 or collect at (212) 528-7581.
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Contact:	Don Campbell, Chevron	--	+1 925-842-2589
     This news release is neither an offer to purchase nor a solicitation of an offer to sell Securities. The offer is made solely by Union Oil’s Purchase Offer dated May 8, 2006. The offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the offer is required to be made by a licensed broker or dealer, it shall be deemed to be made on behalf of Union Oil by the Dealer Manager.
     None of Union Oil, Unocal, Chevron, the Dealer Manager or the Information Agent makes any recommendation as to whether or not holders should sell Securities pursuant to the Purchase Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to sell Securities, and if so, the principal amount of Securities to sell.